Exhibit (b)(7)

                                INVESTMENT TRUST
                          SCUDDER CASH INVESTMENT TRUST
                               SCUDDER FUNDS TRUST
                              SCUDDER INCOME TRUST
                           SCUDDER MONEY MARKET TRUST
                             SCUDDER MUNICIPAL TRUST
                             SCUDDER PATHWAY SERIES
                             SCUDDER PORTFOLIO TRUST
                            SCUDDER SECURITIES TRUST
                          SCUDDER STATE TAX FREE TRUST
                           SCUDDER TAX FREE MONEY FUND
                             SCUDDER TAX FREE TRUST
                        SCUDDER U.S. TREASURY MONEY FUND
                            SCUDDER VARIABLE SERIES I
                               VALUE EQUITY TRUST


                            Certificate of Secretary


         I, John Millette, do hereby certify that I am the Secretary of the trusts listed above (the "Funds"), and that as such, I am authorized to execute this Certificate on behalf of each Fund and its series, as applicable. I further certify that:

         1. The following is a complete and correct copy of a resolution duly adopted by the duly elected Members of the Board of the Funds at a meeting duly called, convened and held on August 10, 2004, at which a quorum was present and acting throughout, and that such resolution has not been amended and is in full force and effect.

                           RESOLVED, that the amendment to the By-Laws of the Fund, as presented to this meeting, be, and it hereby is approved.

         2. Attached as Exhibit A is a true, complete, and correct copy of the amendments to Article VI, Sections 6 and 6a of the By-Laws of the Funds, as amended, effective as of August 10, 2004.

IN WITNESS WHEREOF, I hereunto set my hand this 1st day of September 2004.


                                          /s/John Millette
                                          ------------------------------
                                          John Millette
                                          Secretary

                                    EXHIBIT A


                  Article VI, Section 6 of the Fund's By-Laws shall be amended to read as follows (additions are underlined, and deletions are struckout):

                  Section 6. Powers and Duties of the Treasurer. The Treasurer shall deliver all funds of the Trust which may come into his hands to such Custodian as the Trustees may employ pursuant to
                  Article X of these By-laws. He shall render a statement of condition of the finances of the Trust to the Trustees as often as they shall require the same and he shall in general perform all the duties as from time to time may be assigned to him by the Trustees, the President, Chief Executive Officer or the Chief Financial Officer. The Treasurer shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.

                  Section 6a. Chief Financial Officer. The Chief Financial Officer shall be the principal financial and accounting officer of the Trust. The Chief Financial Officer shall be responsible for executing such certifications with respect to the financial and other reports of the Trust as are required by law, rule or regulation to be executed by a principal financial and/or accounting officer. The Chief Financial Officer shall perform such other duties as may be assigned to him or her by the Trustees, the President or Chief Executive Officer. The Chief Financial Officer shall render to the President, Chief Executive Officer and/or Trustees, at the regular meetings of the Trustees or whenever it may so require, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Trust.